Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-188994, 333-182720, 333-211177 and 333-211179 on Form S-8 of our report dated April 3, 2015, relating to the consolidated financial statements of TASC Parent Corporation, appearing in this Current Report on Form 8-K of Engility Holdings, Inc., as of and for the two years ended December 31, 2014.

/S/ DELOITTE & TOUCHE LLP

April 19, 2017